Exhibit 10.32
GROVE COLLABORATIVE HOLDINGS, INC.
2022 Equity and Incentive Plan
Performance Cash Award Notice
[HOLDER]
You have been awarded a performance cash award (the “Award”) by Grove Collaborative Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (the “Plan”) and the Performance Cash Award Agreement (together with this Award Notice, the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.
Performance Cash Award:    [AWARD AMOUNT]
Performance Period:        [DATE RANGE]
Performance Goals:    [PERFORMANCE GOALS]
Negative Discretion:    Notwithstanding the foregoing, the Committee reserves the right to reduce or eliminate the payout for any factors deemed relevant by the Committee, in its sole discretion.

                    GROVE COLLABORATIVE HOLDINGS, INC.

                    By:    ______________________________
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to Grove Collaborative Holdings, Inc., I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

______________________________
Holder

______________________________
Date

Signature Page to Performance Cash Award Agreement

GROVE COLLABORATIVE HOLDINGS, INC.
2022 Equity and Incentive Plan

Performance Cash Award Agreement
Grove Collaborative Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (the “Plan”), a performance cash award (the “Award”) pursuant to Section 4.1 of the Plan for the target amount set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan, the Award Notice and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company.
2.Earned Award and Termination of Employment.
2.1 Earned Award. The Award shall only be earned to the extent the Holder remains employed through the settlement of the Award pursuant to Section 3.4.

2.2    Termination of Employment. In the event the employment of the Holder is terminated for any reason prior to the date on which the Award is settled pursuant to Section 3.4, then the Holder’s Award shall be immediately forfeited by the Holder upon such termination of employment.

     2.3     Change in Control. Upon a Change in Control, the Holder shall be entitled to receive a pro-rata portion of the Award, determined assuming target performance and pro-rated based on the number of days of service during the Performance Period set forth in the Award Agreement and prior to the Change in Control divided by 365 and subject to the Holder’s continuous employment through the consummation of the Change in Control, as determined by the Committee.

3.Additional Terms and Conditions of Award.
3.1.Award Confers No Rights to Continued Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued service with the Company, any Subsidiary or any affiliate of the Company.
3.2.Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
3.3.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

3.4.Payment of Award. Subject to Section 3.5 hereof, as soon as practicable after the conclusion of the Performance Period (or, if earlier, the Change in Control), the Company shall pay the Award to the Holder, as determined in accordance with the Award Notice and this Agreement; provided that (i) the Holder has remained continuously employed by the Company or any of its Subsidiaries or affiliates through the date on which the Award is settled pursuant to this Section 3.4 and (ii) such payment shall be made no later than March 15th following the conclusion of the Performance Period or, in the case of a Change in Control, no later than 60 days following the occurrence of the Change in Control. Notwithstanding any other provision of this Agreement to the contrary, no payment shall occur unless and until the Committee has certified that the applicable Performance Goals have been satisfied.
3.4.1     Proration of Payment. The Company reserves the right to prorate payment of the Award for the portion of any leave of absence or combined leaves of absence that exceeds sixteen (16) weeks during the Performance Period.

3.5.Taxation. The Holder understands that the Holder is solely responsible for all tax consequences to the Holder in connection with this Award. The Company will have the power and the right to deduct or withhold, or require the Holder or the Holder’s beneficiary to remit to the Company, an amount sufficient to satisfy any income or other withholding taxes with respect to any taxable event arising as a result of this Agreement.
3.6.Clawback Provision. The Holder agrees that the Company shall have the right to require the Holder to repay the value of the Award received by the Holder pursuant to this Agreement, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or as a result of: (i) a financial restatement if the value of the Award received was predicated upon achieving certain performance goals that were subsequently the subject of such financial restatement; and (ii) a lower Award would have been paid based on the restated results. This Section 3.6 shall survive the termination of the Holder’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Holder’s misconduct or fraud. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding upon the Holder and all persons claiming through the Holder.
3.7.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Grove Collaborative Holdings, Inc., Attn: General Counsel, 1301 Sansome Street, San Francisco, CA 94111, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
3.8.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.9.Section 409A. This Agreement is intended to be exempt from Section 409A of the Code.
3.10.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
3.11.Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire agreement of the parties with respect to the Award and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the Award, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
3.12.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
3.13.Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
3.14.Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

    3